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                             GREAT BRANDS OF EUROPE, INC.


                                   November 2, 1998


Matthew Suhey
Aqua Penn Spring Water Company, Inc.
One Aqua Penn Drive
Milesburg, Pennsylvania 16853-0938


                                 CONSULTING AGREEMENT
                                 --------------------

Dear Mr. Suhey:

          This is to confirm our desire to engage in a continuing consulting relationship with you following the closing of the pending acquisition (the "TRANSACTION") of Aqua Penn Spring Water Company, Inc., a Pennsylvania corporation ("AQUAPENN"), by Groupe Danone, a company incorporated under the law of the Republic of France, and the parent company of Great Brands of Europe, Inc. (the "COMPANY"). The following sets forth the agreement between the Company and you regarding the terms of your consulting arrangement with the Company (the "AGREEMENT").

          1. TERM. The term of your consulting arrangement with the Company pursuant to this Agreement (the "TERM") shall commence on the Closing Date of the Transaction (as such term is defined in the Agreement and Plan of Merger dated November 2, 1998 (the "EFFECTIVE DATE") and shall end on the first anniversary of the Effective Date; PROVIDED that the Term shall automatically renew for one additional one-year period on the first anniversary of the Effective Date unless you or the Company give the other party written notice of the intent not to so extend the Term for an additional year at least ninety days prior to the first anniversary of the Effective Date.

          2. RESPONSIBILITIES. During the Term, you shall provide such consulting services as the Company reasonably requests with regard to assisting in the transitions that the Transaction will precipitate, identifying additional key accounts and developing strategies for securing such additional key accounts. You will report to the Director of National Accounts of the Company, or his designee.

          3. CONSULTING FEE AND BONUSES. (a) During the Term as compensation to you for all services rendered to the Company, the Company will pay you a consulting fee (the

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"CONSULTING FEE") of $250,000 per annum, payable in equal installments no less frequently than monthly.

          (b) In the event that on or before the end of the sixth month after the Effective Date (the "BONUS PERIOD"), the volume of your current account base in the existing format (which includes value, convenience and jug) increases sufficiently so as to equal the water category growth rate as measured based on the most current available syndicated data, the Company shall pay you a bonus of $50,000 in a lump sum cash payment as soon as practicable after the Bonus Period (but in no event prior to July 31, 1999.

          (c) As soon as practicable after the Effective Date, you and the Company shall, in good faith, approve in writing a categorized list of potential new key accounts (the "NEW KEY ACCOUNTS"). In addition, you and the Company shall, in good faith, mutually agree upon a bonus formula or determination method (the "BONUS FORMULA") which will measure your success in securing New Key Accounts for the Company during the period prior to the first anniversary of the Effective Date. The approval of the New Key Accounts and agreement with respect to the formula or determination method may not be unreasonably withheld by either party. As soon as practicable after the first anniversary of the Effective Date, the Company shall pay you an additional bonus of up to $50,000 based on the application of the Bonus Formula to the one-year period following the Effective Date.

          (d) Your entitlement to either of the bonuses set forth in Sections 3(b) and 3(c) above shall be determined in the discretion of the Company based on a fair evaluation of the factors upon which such bonuses are based. The decision of the Company shall be final and binding on the parties hereto.

          4. EXPENSES. The Company shall pay or reimburse you for the reasonable expenses incurred by you in connection with the performance of your consulting obligations to the Company, subject to your delivery to the Company of appropriate documentation of such expenses.

          5. TERMINATION OF CONSULTING ARRANGEMENT. Subject to the provisions of this Agreement, each of you and the Company shall have the right to terminate the consulting arrangement, for any reason or for no stated reason.

          (a) TERMINATION GENERALLY. In the event of the termination of the consulting arrangement for any reason during the Term, the Company shall pay you the full amount of the accrued but unpaid Consulting Fee you have earned and unreimbursed business expenses you have incurred through the Date of Termination (the "ACCRUED AMOUNTS"). The Accrued Amounts shall be paid to you in a lump sum cash payment as soon as practicable following the Date of Termination (but in no event later than thirty days following such date). "DATE OF TERMINATION"

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shall mean either (i) the date on which the consulting arrangement set forth hereunder is terminated either by you, by the Company or by mutual agreement of both parties hereto or (ii) if the consulting arrangement continues until the end of the Term, the last day of the Term.

          (b) TERMINATION BY MUTUAL AGREEMENT; TERMINATION BY THE COMPANY. In addition to the Accrued Amounts, in the event that the Consulting Arrangement is terminated either by the Company or by mutual agreement of the parties prior to the first anniversary of the Effective Date, as liquidated damages, the Company shall pay you a lump sum amount equal to the portion of the Consulting Fee that you would have received for the period beginning on the Date of Termination and ending on the first anniversary of the Effective Date.

          (c) NO OTHER PAYMENTS. On the Date of Termination, other than the payments expressly provided for in this Section 5, all obligations of the Company to you shall cease.

          6.   PROTECTIVE AND RESTRICTIVE COVENANTS.

          (a) RESTRICTIONS ON COMPETITIVE ENGAGEMENTS. Beginning on the Effective Date and continuing until the first anniversary of the Date of Termination, you will not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 1% interest of a publicly traded company), officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity, other than the Company or any parent or subsidiary of the Company (together, the "COMPANY GROUP"), render any service to or in any way be affiliated with a competitor (or any person or entity that is reasonably anticipated to become a competitor) of the Company Group.

          (b) NON-SOLICITATION. Beginning on the Effective Date and continuing until the second anniversary of the Date of Termination, you shall not, directly or indirectly, without the prior written consent of the Company:

          (i) solicit business from, entice away from, accept orders involving or otherwise interfere with the relationships of the Company Group with any client or prospective client (including any person or entity who, during the most recent twelve months, was a client of any member of the Company Group); or

          (ii) solicit the services of any individual who is employed by any member of the Company Group (or who was employed by any member of the Company Group during the then most recent twelve-month period) or who is retained by any member of the Company Group as an independent contractor or consultant (or who was retained by any member of the Company Group in such capacity in the most recent twelve-month period), or take any action that results, or might reasonably result, in any employee,

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     independent contractor or consultant ceasing to perform services for any member of the Company Group.

          (c) NON-DISCLOSURE. You shall not at any time during the Term or thereafter in perpetuity, directly or indirectly, other than in the performance of your duties on behalf of the Company or with the prior written consent of the
Company:

          (i) disclose any confidential or other proprietary information pertaining to the client accounts of the Company Group, including, but not limited to, contracts, client lists, systems, procedures, manuals, confidential reports and financial information concerning the Company Group's services, products or businesses;

          (ii) use any confidential or other proprietary information pertaining to the clients of any member of the Company Group (including, but not limited to, client lists, client contacts, client profiles and statistical or demographic analysis of any member of the Company Group's clients) in order to contact, solicit, accept or refer business from, or otherwise do business or deal with, any client of any member of the Company Group (including any person or entity who, during the most recent twelve months, was a client of any member of the Company Group) in connection with the provision of any product or service similar to any provided by the Company Group; or

          (iii) disclose the terms of this Agreement, other than to your legal, financial or tax advisors or as necessary to enforce the terms of this Agreement or as otherwise required by law.

          (d) RETURN OF COMPANY PROPERTY. Upon the termination of the consulting arrangement, you shall immediately return to the Company all property and material in your possession that belongs or relates to the Company (the "COMPANY PROPERTY") unless the Company expressly agrees in writing that you may retain possession of any such property or material. Company Property shall include all originals and copies of files, writings, reports, memoranda, diaries, notebooks, notes of meetings or presentations, data, computer tapes or diskettes, drawings, charts, photographs, slides, patents, or an other form of record which contains information created or produced for or at the direction of any member of the Company Group, or any employee or agent thereof. All Company Property shall be returned undamaged and intact.

          (e)    APPLICATION OF COVENANTS.  The activities described in this
Section 6 shall be prohibited regardless of whether undertaken by you in an individual or representative capacity, and regardless of whether performed for your own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company).

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          (f)    INJUNCTIVE RELIEF.  Without limiting the remedies available to the Company, you acknowledge that a breach of any of the covenants contained in this Section 6 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Section 6 or such other relief as may be required to specifically enforce any of the covenants in this Section 6.

          (g) VIOLATION AND REMEDY. If the Company reasonably determines that you have breached any of the provisions of this Section 6, in addition to any other remedies available to the Company in law or equity, the Company shall be entitled to immediately suspend as of the date of such breach the provision to you of any payments or benefits under this Agreement.

          (h) THIRD-PARTY BENEFICIARY. The parties hereto acknowledge and agree that the subsidiary and parent companies of the Company are third-party beneficiaries to the terms of this Section 6 and may enforce the terms of this Agreement as they pertain to Section 6 to the full extent permitted by law and equity.

          7. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, if to the Company, to its offices at Groupe Danone, 7, rue de Teheran, 75381 Paris Cedex 08 France, and if to you at your last address of record, or to such other address as any party may have furnished to the other parties hereto in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          8.     BINDING ARBITRATION.  Except for the relief provided for in
Section 6(f), any controversy or claim arising out of or relating to this Agreement, whether arising under federal, state, or local law and whether in contract or in tort and including any discrimination or common law claims, shall be settled by arbitration under the auspices of the American Arbitration Association ("AAA") in New York, New York. The dispute shall be submitted to a single arbitrator to be mutually agreed upon by the parties. If the parties cannot agree on a single arbitrator, each party shall appoint one arbitrator who shall then jointly appoint a single arbitrator. The arbitrator shall give effect to applicable statutes of limitations. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. Judgment upon the arbitration award may be entered in any court having jurisdiction. The prevailing party in any arbitration proceeding, as determined by the arbitrator, or in any proceeding with respect thereto as determined by the person presiding, shall be entitled to receive from the non-prevailing party reasonable attorneys' fees and costs incurred by such prevailing party in connection


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therewith.  In the event that there is no prevailing party, reasonable attorneys' fees and costs incurred by the parties shall be allocated between them by the arbitrator.

          9.     MISCELLANEOUS.

          (a) AMENDMENTS, WAIVERS, ETC. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by both parties hereto. No waiver by any party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof and shall supercede all prior agreements, negotiations, correspondence, undertakings and communications, oral or written, with respect to your employment and/or consulting arrangement with AquaPenn prior to the Effective Date.

          (b) VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties intend that any offending provision shall be enforced to the fullest extent to which it is enforceable, that any unenforceable portion thereof be severed from this Agreement, and that this Agreement, as modified to sever any such unenforceable portion, will be enforced to the fullest extent permitted by law.

          (c) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          (d) INDEPENDENT CONTRACTOR STATUS. The parties hereto acknowledge and agree that you will be an independent contractor and not an employee of the Company and that the amounts paid to you hereunder are not subject to federal, state or local tax withholdings. You will be responsible for all taxes incurred by you as a result of the consulting arrangement.

          (e) HEADINGS. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

          (f) GOVERNING LAW. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and performed in such State without regard to the choice of law provisions thereof.

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     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                   Sincerely,

                                   GREAT BRANDS OF EUROPE, INC.


                                   By: /s/ Mark S. Rodriguez
                                      -----------------------------
                                      Name:  Mark S. Rodriguez
                                      Title: Chief Executive Officer

UNDERSTOOD, ACCEPTED
 AND AGREED:


/s/ Matthew Suhey
-----------------------------
Matthew Suhey